Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-133898 and No. 333-112932 on Form S-8, and Registration Statement No. 333-150244 on Form S-3 of our report dated March 20, 2014, relating to the consolidated financial statements of Maui Land & Pineapple Company, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty), appearing in this Annual Report on Form 10-K of Maui Land & Pineapple Company, Inc. for the year ended December 31, 2013.

/s/ DELOITTE & TOUCHE LLP

Honolulu, Hawaii

February 27, 2015